Exhibit 99.1

Below is a transcript of a CNBC “Closing Bell” interview with Matt Meeker, Co-Founder and Executive Chairman, BARK. The interview took place on December 23, 2020.

Kayla Tausche, CNBC:

BARK, the e-commerce pet company known for its monthly “BarkBoxs,” announcing it will merge with a SPAC called Northern Star Acquisition Group. The deal values BARK at 1.6 billion dollars. It’s expected to close next year in the second quarter and will trade under the ticker—you guessed it: B-A-R-K.

Joining us now is Matt Meeker, the Co-Founder and Executive Chairman of BARK. Matt it’s great to see you. I’m curious, first off the bat, why now—why is the SPAC the right vehicle for you guys, and where do you expect the market goes once people start going back to work?

Matt Meeker, BARK:

Sure. So, thanks for having me, and the quick answer to why a SPAC or why now has to do with our partners. So we’ve partnered in this with Jon Ledecky, who’s the owner of the New York Islanders, and then Joanna Coles, who is—she’s been on the board of Snap for five years, on the board of Sonos, she’s a consumer products and marketing genius, so just bringing those two people into the company really propels our growth in a pretty significant way. So it’s really about great partners, we’ve always wanted to be a long-term independent public company. We are on that route towards a more traditional IPO. We found this to be a more efficient way that added two great, great partners that add a lot of firepower, so that opens up huge opportunities for growth—next year and long into the future.

Kayla Tausche, CNBC:

I like that the biographic we just showed said that you serve one million plus dogs, because, really—don’t we all just serve our dogs? But in in all seriousness, you have a million monthly active users. There are 63 million American households that have a dog, so how quickly can you get from one million to scale up, and what do you think the ceiling is for these monthly subscriptions?

Matt Meeker, BARK:

Yeah, our mission is to serve all 63 million of those households, so 62 million more to go. And, the mission there is: just grow, grow, grow. So we’ve got a huge opportunity to do that in a few ways. First off, we’re a highly capital efficient company. So over our first nine years, we raised 57 million dollars, and then through this process, in about 30 days, we’ve raised almost 10 times that. So imagine what we can do when we have 10 times the capital we’ve had over our whole history.

And then we’ve got new product lines that are teed up. So where we’ve been serving toys and treats and doing that for now 1.1 million subscribers, we now are moving into food, we’ve moved into health, we’ve moved into home products, like beds and bowls. So that opens up just huge product categories for us to go into. We are the only brand that is creating products across all four of those categories: of fun, food, home, and health. And then in addition, where the 1.1 million subscribers are direct to consumer, or direct to the home, we are also serving now 23,000 retail doors—like Target, PetSmart, Petco—great partners—Costco, I have to mention Costco, and, as well as Amazon, where there’s going to be over four billion dollars spent on dog products next year. And then that’s just the U.S. We’re really, really thrilled where the whole world is obviously an opportunity. And we’ve brought in a new CEO, a hundred days ago today—100 days. Manish Joneja, who joined us from Amazon, where he was a director of global e-commerce expansion, so that is the perfect person to take BARK globally.

Sara Eisen, CNBC:

I feel like part of part of what is so buzzy about your company, Matt, is the actual toys themselves—the Home Alone shoe toys for instance—so good. How do you come up with these, and how much is social media helping drive your success? A lot of them are really Instagrammable.

Matt Meeker, BARK:

Yeah, they are. And we have a fantastic creative team, and it is Instagrammable. In fact, we’re trying to create stories and characters from the very beginning, and then we put them out there. I think I’ve got—this is—well a couple here. They’re all Instagrammable and cool, you know? You’ve got—I just heard the breaking news right before—but we’ve got the “Dognald” here, the Dognald he grunts like a winner, he doesn’t squeak. And then one of our most popular with the Reddit crowd is Consuelo the Cactus. When the dog tears her apart, the dog will find another toy inside. She’s happy on the outside, she’s sad on the inside. Um, it’s complicated. So these are designed with that intention: that they’re going to go viral, if you will, out in the world. And I leave that—I have to tell you—I leave that to our creative team. I’m not that creative.

Kayla Tausche, CNBC:

Well, I like that the noise that they make—it’s enough to make you go crazy. Matt, you talked about how pet adoptions are up this year, spending is up 21% for pets. Obviously, people who are at home have more time to take care of them. But we’re asking executives from every sector: how does life change— how do your numbers change, how do your earnings change, once people start going back to the office, now that we do see this light at the end of the tunnel for the economy, this spring? Do people spend less on their pets because they’re not around them all the time?

Matt Meeker, BARK:

No, and I’m thrilled we’re going back at—looks like you said, this year—so very happy about that. And we’ve had great growth leading up to this—certainly had that wind at our back this year. The growth opportunity for us, though, is in those new categories of—like food, where we have Bark Eats. We’ve been running this in Columbus, Ohio for about a year, trialed a great service. And the food market is about 25 billion dollars of spend here in the US, so that’s a huge growth accelerant. And what we do—we know our customers so well. We talked to over a quarter of those 1.1 million subscribers every month, we take that information that we learn from them, and then we cross-sell and introduce them to new product, like food. So this opens up our opportunity much, much bigger. The other thing is, everything that we sell, we make—it’s ours. So we enjoy a really healthy gross margin of 60 percent or higher. That allows us to take a lot of that and fuel it into marketing and growth.

And then finally, or—I love the subscription model. So we’re carrying all this growth forward with us in the next year. It’s highly predictable, but it also gives us so much data to use and get smarter and make better products like you just saw there.

Sara Eisen, CNBC:

Matt thank you for joining us. We will keep an eye on that. Matt Meeker, Co-founder of BarkBox and Executive Chairman.

Matt Meeker, BARK:

Thank you. Thanks a lot. Appreciate it.